PROSPECTUS SUPPLEMENT
(To Prospectus Dated April 4, 2007)

Filed Pursuant to Rule 424(b)(3)

Registration File No. 333-131603

1,511,073 Shares

Common Stock

This Prospectus Supplement No. 7 supplements our Prospectus dated April 4, 2007 (which was contained in our Registration Statement on Form S-1 (File No. 333-131603)) with the following attached documents:

A   Current Report on Form 8-K dated November 21, 2007.

The attached information modifies and supersedes, in part, the information in the Prospectus. This Prospectus Supplement No. 7 should be read in conjunction with the Prospectus, as previously supplemented, which is required to be delivered with this Prospectus Supplement.

Our common stock is quoted on the OTC Bulletin Board under the symbol “CRDT.”  On November 28, 2007 the last reported sale price of our common stock on the OTC Bulletin Board was $0.31 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 of our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into the Prospectus, before deciding to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 7 is November 30, 2007

INDEX TO FILINGS

Annex
Current Report on Form 8-K dated November 21, 2007	A

ANNEX A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2007

CRDENTIA CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-31152	76-0585701
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5001 LBJ Freeway, Suite 850
Dallas, Texas 75244

(Address of Principal Executive Offices) (Zip Code)

(972) 850-0780

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

                On November 21, 2007 Crdentia Corp. (“Crdentia”) and its subsidiaries, ATS Universal, LLC (“ATS”), Health Industry Professionals, L.L.C., Mint Medical Staffing Odessa, L.P., Prime Staff LP, Staff Search Acquisition Corp., (collectively with ATS, the “Subsidiaries”), entered into a Joinder and First Amendment to Factoring Agreement (the “First Amendment”) to the Factoring Agreement dated as of February 8, 2007 (the “Factoring Agreement”) with Textron Financial Corporation, the successor by assignment from Systran Financial Services Corporation (“Textron”).  Pursuant to the First Amendment, ATS joined the existing Factoring Agreement whereby Textron purchases certain receivables from Crdentia and its Subsidiaries on a recourse basis.

                In connection with the First Amendment, ATS entered into a Collateralized Guaranty Agreement with Textron pursuant to which ATS agreed to unconditionally and irrevocably guarantee to Textron the prompt payment and/or performance of all indebtedness, obligations and liabilities of ATS at any time owing to Textron.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

                The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

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SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRDENTIA CORP.

November 27, 2007	By:	/s/ James J. TerBeest
James J. TerBeest
Chief Financial Officer

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